Questions For JPMAC 05-OPT2

Date:	12/13/2005
From:	Lesley McAdams

Structure, Enhancement, Etc.

What are the rating agency expected loss levels (single B enhancement level)?

Who will be holding the residual?  Will there be an upcoming NIM?

Underwriting

What % of the loans were sampled for: credit, compliance, appraisal?    What % of the sample was randomly chosen, and what % was adverse?

What criteria place loans into the adversely selected bucket?

What due diligence firm was used?

What AVM package was used to verify valuations? What % of the pool received only an AVM?  What % of the pool received only a BPO?  What % received both?

What % is kicked out (broken out for credit, compliance, and appraisal)?

What criteria deems a loan a kickout?

Collateral Sampled for Due Diligence

Of the total loans sampled, what % of the stated doc loans were made to borrowers who are salaried?

Of the sample, what % of the loans were outside underwriter guidelines?

Of the sample, what % of the loans were outside underwriter guidelines with compensating factors, and what % were outside without compensating factors?

Of the total loans sampled, what % of the purchase loans were made to first time borrowers?

Adam McGowan

Of the total loans sampled, what is the average borrower gross income?

Of the total loans sampled, what is average number of trade lines on the credit report?